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                                                         Exhibit 23








                   INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Willbros Group, Inc. of the report dated February 5, 1999, relating to the consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Willbros Group, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.




                                             KPMG








Panama City, Panama
February 4, 2000